Exhibit 10.1

EV Energy Partners, L.P.

2016 Long-Term Incentive Plan

Phantom Units Award Agreement

Grantee:	(“Grantee”)

Grant Date:	(“Grant Date”)

1.	Grant of Phantom Units. EV Management, LLC (the “Company”) hereby grants to you _______________________ (___) Phantom Units (the “Phantom Units”) under the EV Energy Partners, L.P. 2016 Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth in this Agreement (the “Agreement”) and in the Plan, which is incorporated herein by this reference and included as a part of this Agreement. This grant of Phantom Units includes a tandem grant of DERs with respect to each Phantom Unit. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan or in the Definitions Appendix to this Agreement, unless the context requires otherwise.

2.	Regular Vesting. Except as otherwise provided in Section 3, the Phantom Units granted hereunder and any distributions made by the Company with respect to the Phantom Units shall vest as follows:

Vesting Date	Cumulative Vested Percentage

January 15, 2018	25%
January 15, 2019	50%
January 15, 2020	75%
January 15, 2021	100%

For each outstanding Phantom Unit, you shall be entitled to receive a payment equal to any cash distributions made by the Partnership on a Unit during the period that such Phantom Unit is outstanding; provided, however, that no amounts shall be payable to or for your benefit with respect to any record dates occurring (a) prior to the Grant Date, or (b) after the date, if any, on which you have forfeited the Phantom Unit for whatever reason.

3.	Events Occurring Prior to Regular Vesting.

(a)	Death or Disability. If your Service terminates as a result of your death or Disability, all of the unvested Phantom Units then held by you will automatically become 100% vested as of your termination date.

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(b)	Involuntary Termination other than for Cause. If your Service is involuntarily terminated by the Company or its Affiliate for any reason other than for “Cause” (as defined in the Definitions Appendix), the unvested Phantom Units then held by you will automatically immediately vest in such amount as would have been vested as if you had remained in Service until the designated vesting date next following your termination date.

(c)	Other Terminations. Except as provided in Section 2, if your Service is terminated for any reason other than as provided in Sections 3(a) and 3(b) above, all unvested Phantom Units held by you as of your termination date shall be forfeited, in their entirety, on such date without the payment of any amount or the necessity of any notice to you.

(d)	Change of Control. All outstanding unvested Phantom Units held by you will automatically become fully vested upon a Change of Control (as defined in the Definitions Appendix).

4.	Payment. As soon as administratively practicable but not later than sixty (60) days following the vesting date, upon the vesting of a Phantom Unit, you shall be entitled to receive one Unit; provided, however, the Company has the right, in its sole discretion, to pay you an amount of cash equal to the Fair Market Value of the Unit on the vesting date (the “Cash-Out Price”) in lieu of issuing such Unit to you (the “Cash-Out Right”). In the event the Company elects to exercise its Cash-Out right with respect to any Phantom Unit upon vesting, the Company shall pay the Cash-Out Price (less any amount required by the Company or an Affiliate to meet its tax or other withholding obligations under the Plan or applicable law) to you within thirty (30) business days following such vesting date.

5.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights in any manner that is contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Restrictions. By accepting and executing this Agreement, you agree that any Units which you may acquire upon vesting of any of your Phantom Units cannot be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities law or regulations. You also agree that (a) the certificates representing the Units acquired under this Agreement may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (b) the Company may refuse to register the transfer of the Units acquired under this Agreement on the transfer records of the Partnership if such proposed transfer would, in the opinion of counsel satisfactory to the Partnership, constitute a violation of any applicable securities law, and (c) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this Agreement.

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7.	Withholding of Tax. To the extent that vesting of a Phantom Unit hereunder results in the receipt of compensation by you for which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law or regulation, the tax withholding obligation shall be satisfied as prescribed in the Plan at such time. No issuance of an unrestricted Unit shall be made pursuant to this Agreement unless and until all tax withholding obligations have been fully satisfied.

8.	Rights as Unitholder. You, or in the event of your death, your surviving spouse, estate, executor or other Person to whom your rights hereunder have transferred by will or via the laws of descent and distribution, shall have the right to vote and receive distributions on a Unit as well as all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate.

9.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor of the Company and upon any person lawfully claiming through or under you.

10.	Amendment and Termination. Except as provided below, any amendment, modification or termination of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company on behalf of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, (a) if the Committee determines that the terms of this Agreement do not, in whole or in part, satisfy the requirements of Section 409A or an exemption thereunder, the Committee, in its discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with Section 409A, and (b) the Committee, in its discretion, may unilaterally modify this Agreement in any manner that does not materially reduce your benefit.

11.	Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by you from the office of the Secretary of the Company.

12.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

13.	Code Section 409A Compliance. This Agreement is intended to be drafted in a manner such that no compensation or other benefit provided under this Agreement becomes subject to (a) gross income inclusion under Section 409A or (b) interest and additional tax under Section 409A (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of the Section 409A Penalties.

14.	Miscellaneous.

(a)	Not an Employment Agreement. This Agreement is not an employment, consulting or other type of personal services agreement, and no provision of this Agreement shall be construed or interpreted to create any employment, consulting or other type of service relationship between you and the Company for any time period.

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(b)	Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at its then current main corporate address, and to Grantee at the address indicated on the Company’s records, or at such other address as a party has previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

(c)	Waiver. Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same.

(d)	Severability. It is the desire of the parties hereto that this Agreement be enforced to the full extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the parties hereby agree that such provision shall be reformed to the minimum extent necessary to create a valid and enforceable provision; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.

(e)	Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Delaware. Jurisdiction and venue of any action or proceeding relating to this Agreement shall be exclusively in the federal and state courts of competent jurisdiction located in Harris County, Texas, and the parties hereto waive any objection to such venue and jurisdiction including, without limitation, that it is inconvenient.

(f)	Grantee’s Acknowledgment. You represent and acknowledge that (i) you are knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (ii) you have read this Agreement, understand its terms and conditions, and have been given sufficient opportunity to discuss this Agreement with legal counsel of your choice, if so desired, prior to execution of this Agreement, and (iii) no strict rules of construction shall apply for or against the drafter of the Agreement or any other party.

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(g)	Successors and Assigns. This Agreement shall bind, be enforceable by, and inure to the benefit of, the Company and Grantee and their permitted successors and assigns as determined under the terms of the Plan.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement, effective as of the Grant Date first above written.

EV Management, LLC

By:

Name: Michael E. Mercer
Title: President and Chief Executive Officer

Date:

Grantee:

Signature:

Name:

Date:

[Definitions Appendix follows.]

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Definitions Appendix

1.	Cause. “Cause” means: (i) the willful breach or habitual neglect of assigned duties related to the Company or its Affiliate, including the willful failure to comply with policies of the Company or its Affiliate; (ii) conviction (including any plea of nolo contendere) of Grantee of any felony or crime involving dishonesty or moral turpitude; (iii) any act of personal dishonesty knowingly taken by Grantee in connection with responsibilities as an Employee and intended to result in personal enrichment of Grantee or any other Person; (iv) bad faith conduct that is materially detrimental to the Company or its Affiliate; (v) inability of Grantee to perform Grantee’s duties as an Employee due to alcohol or illegal drug use; (vi) Grantee’s failure to comply with any legal written directive of the Company or its Affiliate; (vii) any act or omission of Grantee which is of substantial detriment to the Company or its Affiliate because of Grantee’s intentional failure to comply with any statute, rule or regulation, except any act or omission believed by Grantee in good faith to have been in or not opposed to the best interest of the Company (without intent of Grantee to gain, directly or indirectly, a profit to which Grantee was not legally entitled), and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty; or (viii) any other act or failure to act or other conduct which is demonstrably and materially injurious to the Company or its Affiliate, monetarily or otherwise. Any determination of Cause shall be made by the Board.

2.	Change of Control. “Change of Control” means (i) a merger of the Partnership in which the Partnership is not the surviving entity, (ii) upon the sale of all or substantially all of the assets of the Partnership and its consolidated subsidiaries (taken as one entity) in one transaction or a series of related transactions; (iii) a corporation, person, or group acting in concert (other than the Company, or any savings, pension, or other benefit for the benefit of employees of the Company, or the Affiliates thereof) (a “Person”) as described in Section 14(d)(2) of the Exchange Act, other than the current beneficial owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of and equity interest in the profits and losses of EnerVest, Ltd., a Texas limited partnership, acquires, directly or indirectly, beneficial ownership (within the meaning of such Rule 13d-3) of more than fifty percent (50%) of the equity interests in the Company then entitled to vote generally in the election of the Board of Directors; or (iv) the withdrawal, removal or resignation of the Company as the general partner of EV Energy GP. L.P., a Delaware limited partnership, or the withdrawal, removal or resignation of EV Energy GP, L.P. as the general partner of EV Energy Partners, L.P., a Delaware limited partnership.

Notwithstanding the foregoing provisions of this definition, and only to the extent that any payment or acceleration of compensation under the Agreement is subject to taxation under Code Section 409A due to a Change of Control event, the term Change of Control hereunder shall be construed in accordance with the meaning of the term “change in control event” as set forth in Code Section 409A if such terms are inconsistent, but only to the minimum extent necessary to comply with such definition under Code Section 409A as determined by the Company.

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3.	Disability. “Disability” means, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of Grantee that would entitle Grantee to payment of disability income payments under the Company’s, the Partnership’s or one of their Affiliates’ long-term disability insurance policy or plan, as applicable, for employees as then in effect; or in the event that (i) Grantee is not covered, for whatever reason, under any such long-term disability insurance policy or plan for employees of the Company, the Partnership or one of their Affiliates, or (ii) the Company, the Partnership or one of their Affiliates does not maintain such a long-term disability insurance policy or plan covering Grantee, then “Disability” shall mean a total and permanent disability within the meaning of Section 22(e)(3) of the Code; provided, however, that if a Disability constitutes a payment event with respect to any Phantom Unit which provides for the deferral of compensation required to comply with Section 409A, or such compensation otherwise would be subject to the tax under Section 409A if such Disability did not comply with Section 409A, then, to the extent required to comply with Section 409A as determined by the Committee, Grantee must also be considered “disabled” within the meaning of Section 409A. If applicable, a determination of Disability may be made by a physician selected or approved by the Company or Committee and, in this respect, the Grantee shall submit upon request to any reasonable examinations by such physician to determine the existence or extent of any Disability hereunder.

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